Exhibit 99.1

RP® FINANCIAL, LC.

Advisory | Planning | Valuation

June 26, 2018

Mr. Michael J. Quinn

President and Chief Executive Officer

Rhinebeck Bank

Two Jefferson Plaza

Poughkeepsie, New York 12601

Dear Mr. Quinn:

This letter sets forth the agreement between Rhinebeck Bank, Poughkeepsie, New York (the “Bank”), the wholly-owned subsidiary of Rhinebeck Bancorp, MHC, and RP® Financial, LC. (“RP Financial”), whereby RP Financial will provide the independent appraisal services in conjunction with the minority stock offering concurrent with the formation of a mid-tier holding company (the “Company”). The scope, timing and fee structure for these appraisal services are described below.

These appraisal services will be directed by the undersigned, with the assistance of a Director, and as many as two Associates.

Description of Appraisal Services

RP Financial will conduct financial due diligence, including on-site interviews of senior management and reviews of historical and pro forma financial information and other documents and records, to gain insight into the operations, financial condition, profitability, market area, risks and various internal and external factors impacting the Bank and its subsidiaries. This review will be considered in determining the pro forma market value of the Company in accordance with the applicable regulatory appraisal guidelines. RP Financial will prepare a detailed written valuation report that will be fully consistent with applicable regulatory appraisal guidelines and standard pro forma valuation practices, taking into consideration the intended minority stock offering. The appraisal report will include an analysis of the Bank’s financial condition and operating results, as well as an assessment of the key risks and operating strategy. The appraisal report will incorporate an evaluation of the Bank’s business strategies, market area, prospects for the future and the intended use of proceeds. A peer group analysis relative to certain relatively comparable publicly-traded banking companies will be conducted for the purpose of determining appropriate valuation adjustments for the Company relative to the peer group’s pricing ratios.

We will review pertinent sections of the prospectus and conduct discussions with the Bank and the Bank’s representatives to obtain key information for the appraisal report, including key deal elements such as dividend policy and related regulatory requirements, use of proceeds, reinvestment rate, tax rate, offering expenses, stock plans characteristics (such as employee stock ownership plan and stock grant plan), and, if applicable, a charitable foundation contribution.

Ronald S. Riggins	Main: (703) 528-1700
President & Managing Director	Direct: (703) 647-6543
RP® Financial, LC.	Cell: (703) 989-4665
rriggins@rpfinancial.com	www.rpfinancial.com

Mr. Michael J. Quinn

June 26, 2018

The original appraisal report will establish a midpoint pro forma market value in accordance with the applicable regulatory requirements. The appraisal report will provide the valuation basis for the Board to determine the size of the minority stock offering. The appraisal report may be periodically updated throughout the reorganization process, and, in accordance with the applicable regulations, there will be at least one updated appraisal prepared at the closing of the minority stock offering to determine the number of shares to be issued. In the event of a syndicated community offering, it may be necessary to file an update in conjunction with the close of the subscription offering and prior to the pricing phase in the syndicated community offering. In the event of a syndicated community offering phase, RP Financial will participate in the various all hands calls regarding the offering results, pricing discussions and timing. At certain times, it is appropriate to update the valuation prior to the prospectus being declared effective due to changes in market conditions and/or updated financial results for the Bank and the peer group.

RP Financial agrees to deliver the original appraisal report and subsequent updates, in writing, to the Bank at the above address, in conjunction with the filing of the regulatory applications and amendments thereto. With prior approval by the Bank, subsequent updates will be filed promptly as certain events occur which would warrant the preparation and filing of such appraisal updates pursuant to regulatory guidelines. Further, RP Financial agrees to perform such other services as are necessary or required in connection with the regulatory review of the appraisal and respond to the regulatory comments, if any, regarding the original appraisal report and subsequent updates. RP Financial will also prepare the pro forma presentations for inclusion in the prospectus, reflecting the original appraisal and subsequent updates, as appropriate.

RP Financial expects to formally present the original appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Board of Directors for review prior to the filing with the regulatory application. If appropriate, RP Financial will present subsequent updates to the Board. It is understood that this appraisal review may be presented either in person or telephonically depending upon timing and other circumstances.

Fee Structure and Payment Schedule

The Bank agrees to pay RP Financial the following fees for preparation and delivery of the original appraisal report and subsequent appraisal updates, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

•	$15,000 upon execution of this letter of agreement engaging RP Financial’s appraisal services;

•	$50,000 upon delivery of the completed original appraisal report; and

•	$10,000 upon delivery of each subsequent appraisal update report required in conjunction with the regulatory application and stock offering. It is anticipated that there will be at least one appraisal update report, specifically the update to be prepared in conjunction with the completion of the stock offering.

The Bank will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of-pocket expenses will likely include travel, printing, communications, shipping, reasonable counsel fees, computer and data services, and will not exceed $7,500 in the aggregate, without the Bank’s authorization to exceed this level.

Mr. Michael J. Quinn

June 26, 2018

In the event the Bank shall, for any reason, discontinue the proposed transaction prior to delivery of the completed original appraisal report or subsequent updates and payment of the corresponding fees, the Bank agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial retainer fee towards such payment, together with reasonable out-of-pocket expenses, subject to the cap on such expenses as set forth above. RP Financial’s standard billing rates range from $75 per hour for Associates to $450 per hour for Managing Directors.

If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events shall include, but not be limited to, material changes to the structure of the transaction such as inclusion of a simultaneous business combination transaction, material changes in the applicable regulations, appraisal guidelines or processing procedures as they relate to such appraisals, material changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal.

Covenants, Representations and Warranties

The Bank and RP Financial agree to the following:

1.       The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include, but not be limited to: annual audited and unaudited internal financial statements and management reports, business plan and budget, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, and other corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the reorganization and minority stock offering is not consummated, or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Bank the original and any copies of such information.

2.       RP Financial represents that it will comply with any and all federal, state and local laws, regulations and ordinances governing or relating to the privacy, security, confidentiality or integrity of personal information, data, and confidential information (“Privacy Laws”). RP Financial shall implement such physical, administrative and technical safeguards as shall be necessary to ensure the security and confidentiality of any personal information, data, and confidential information it receives, including maintaining written policies and procedures detailing its compliance with any applicable Privacy Laws. Such written policies and procedures shall be made available to the Bank for review upon request. The Bank represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

Mr. Michael J. Quinn

June 26, 2018

3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorney’s fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which RP Financial is deemed entitled to indemnification hereunder, shall be an indemnifiable cost payable by the Bank at the normal hourly professional rate chargeable by such employee.

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Bank immediately via telephone, to be followed up in writing, of any actual, suspected or threatened security breach incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial will defend, indemnify and hold the Bank harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by the Bank, the costs of any and all notifications that the Bank sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

(b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Bank shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Bank or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Bank does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Bank’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Bank of detailed billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

Mr. Michael J. Quinn

June 26, 2018

(c) Subject to the Bank’s right to contest under Section 3(b) hereof, the Bank shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it or he is not entitled to such indemnification; and (3) a detailed invoice of the expenses for which reimbursement is sought.

(d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the State of New York. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Bank and RP Financial are not affiliated, and neither the Bank nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Bank.

* * * * * * * * * * *

Mr. Michael J. Quinn

June 26, 2018

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the engagement fee of $15,000.

Sincerely,

Ronald S. Riggins
President and Managing Director

Agreed to and Accepted by:	Michael J. Quinn	/s/ Michael J. Quinn
President and Chief Executive Officer

Upon Authorization by the Board of Directors for:	Rhinebeck Bank
Poughkeepsie, New York

Date Executed:	6/27/18